UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2003

CHECKFREE CORPORATION
(Exact Name of Registrant as specified in its charter)

Delaware	0-26802	58-2360335

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

      The Registrant today announced it is calling for redemption on December 12, 2003, all of its 6.5% Convertible Subordinated Notes due 2006 (the “Notes”). The Notes were originally issued on November 29, 1999, in the aggregate principal amount of $172,500,000, and such amount is currently outstanding. The CUSIP numbers for the Notes are 162816 AA0 and 162816 AC6.

      Prior to 5:00 p.m. (EST) on December 11, 2003, holders may convert their Notes called for redemption into shares of CheckFree Corporation common stock at a price of $73.20 per share, or 13.6612 shares of CheckFree common stock per $1,000 principal amount of the Notes. Cash will be paid in lieu of fractional shares. On November 11, 2003, the last reported sale price of CheckFree common stock on the NASDAQ National Market was $26.85 per share.

      Alternatively, holders may have their Notes redeemed on December 12, 2003. Upon redemption, holders will receive a total of $1,029.886 per $1,000 principal amount of the Notes, consisting of the redemption price of $1,027.90 plus accrued and unpaid interest thereon from December 1, 2003 through December 11, 2003 of $1.986. Interest on the Notes for the six months ended November 30, 2003, will be paid on December 1, 2003, as scheduled pursuant to the terms of the Indenture governing the Notes. Any Notes called for redemption and not converted on or before 5:00 p.m. (EST) on December 11, 2003, will be automatically redeemed on December 12, 2003, and no further interest will accrue.

Item 7. Financial Statements and Exhibits.

      (c)     Exhibits.

Exhibit No.	Description

99.1*	CheckFree Corporation’s Press Release dated November 12, 2003.

      *Furnished herewith solely pursuant to Item 9 of this Current Report on Form 8-K.

Item 9. Regulation FD Disclosure.

      The Registrant announced today updated earnings per share expectations as a result of its call to redeem its 6.5% Convertible Subordinated Notes due 2006, pursuant to a press release dated November 12, 2003 (the “Press Release”). The Press Release is attached hereto as Exhibit 99.1 and is being furnished solely pursuant to Item 9 of this Current Report on Form 8-K and shall not be deemed “filed” for any purpose.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHECKFREE CORPORATION

Date: November 12, 2003	By:	/s/ David E. Mangum David E. Mangum, Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1*	CheckFree Corporation’s Press Release dated November 12, 2003.

*	Furnished herewith solely pursuant to Item 9 of this Current Report on Form 8-K.